EXHIBIT 99.3

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Announces Additional 4.5 Million Shares

Authorized for Share Repurchase Program

Declares Quarterly Cash Dividend

Warrendale, PA, November 17, 2005 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that its Board of Directors authorized an additional 4.5 million shares for its repurchase program. During the third quarter, the company completed the repurchase of the 6 million shares that were available under its previous authorizations.

The Board of Directors also declared a quarterly cash dividend of $0.075 per share payable on January 6, 2006 to stockholders of record at the close of business on December 23, 2005.

"As part of our strategy to generate value for our shareholders, we are pleased to announce an additional stock repurchase authorization, which signals our confidence in American Eagle's earnings potential, growth prospects and financial position," stated CEO, Jim O'Donnell.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 797 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding future earnings, growth and financial position. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our future earnings expectations and growth plans may not be achieved, and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660